Exhibit 4.01

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE TO PROVIDE FOR THE DESIGNATION, PREFERENCES,
RIGHTS, QUALIFICATIONS, LIMITATIONS OR
RESTRICTIONS THEREOF, OF THE SERIES B PREFERRED STOCK,
15% REDEEMABLE CONVERTIBLE SERIES

OF

WILLIAMS CONTROLS, INC.

Williams Controls, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.                                     The Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series B Preferred Stock, 15% Redeemable Convertible Series of the Corporation, is hereby amended to read in its entirety as set forth on Exhibit A attached here.

2.                                     The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 (by the written consent of the holders of a majority of the outstanding shares of the Series B Preferred Stock and a majority in voting power of the outstanding stock of the Corporation) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Williams Controls, Inc. has caused this Certificate to be executed by Dennis E. Bunday, its Chief Financial Officer and Secretary on this 28th day of September, 2004.

WILLIAMS CONTROLS, INC.

By:	/s/ Dennis E. Bunday
Name:	Dennis E. Bunday
Office:	Chief Financial Officer & Secretary

EXHIBIT A

CERTIFICATE TO PROVIDE FOR THE DESIGNATION, PREFERENCES,
RIGHTS, QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF,
OF THE SERIES B PREFERRED STOCK,
15% REDEEMABLE CONVERTIBLE SERIES

SECTION 1.                          DESIGNATION, PAR VALUE AND NUMBER.  160,000 shares of authorized preferred stock of the Corporation are hereby constituted as a series of preferred stock, having a par value of $0.01 per share, designated as “Series B Preferred Stock, Redeemable Convertible Series” (hereinafter called “Series B”).  In accordance with the terms hereof, each share of Series B shall have the same relative rights as and be identical in all respects with each other share of Series B.

SECTION 2.                          DIVIDENDS.  In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), the Corporation shall also declare and pay to the holders of the Series B at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series B had all of the outstanding Series B been converted pursuant to Section 3 immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.  “Common Stock” means the Corporation’s common stock, par value $.01 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

SECTION 3.                          PRIORITY.  All shares of the Series B shall rank on a parity with each other and shall be senior to the Corporation’s Series A-1 Preferred Stock, Non-Redeemable Convertible Series (the “Series A-1”), the Common Stock of the Corporation, and any other class or series of stock of the Corporation hereafter created by the Board of Directors the terms of which do not expressly provide that it ranks on parity with or senior to the Series B, in all cases as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

SECTION 4.                          REDEMPTION.

(a)                                  Redemption.  Up to 98,114 shares of the outstanding Series B shall be subject to redemption on September 30, 2004 (the “Redemption Date”) at the option of the holders thereof, at a price per share equal to $265.00 (the “Redemption Price”).

(b)                                 Notice of Redemption.  The Corporation shall give written notice by certified mail, return receipt requested, postage prepaid (the “Redemption Notice”) to each holder of the Series B, at each such holder’s last address appearing on the books of the Corporation not later than September 28, 2004.  Each Redemption Notice shall state (i) the Redemption Price, (ii) the place or places where certificates for such shares of the Series B to be redeemed are to be surrendered for conversion or for payment of the Redemption Price, and (iii) the address to which the holder’s Notice of Acceptance should be sent.

(c)                                  Notice of Acceptance.  Not later than September 29, 2004, each holder of Series B that wishes to exercise his, her or its option to cause the redemption of his, her or its Series B shall give written notice (the “Acceptance Notice”) to the Corporation.  Each Acceptance Notice shall set forth the integral number of shares of Series B the holder wishes to have redeemed pursuant to this Section 4.  If the Corporation receives Acceptance Notices requesting the redemption of 98,114 or fewer shares of Series B, the Corporation shall redeem all shares of Series B specified in the Acceptance Notices on the Redemption Date, and thereafter the right of redemption pursuant to this Section 4 shall expire with respect to any remaining shares of Series B.  If the Corporation receives Acceptance Notices requesting the redemption of more than 98,114 shares of Series B, the Corporation shall redeem, on the Redemption Date, a ratable portion of the shares of Series B specified in the Acceptance Notices, rounded down to the nearest integral number of shares, based on the total number of shares of Series B held by each holder thereof who submits an Acceptance Notice.  The right of redemption under this Section 4 shall expire as to all shares of Series B held by any holder thereof who fails to deliver an Acceptance Notice to the Corporation within five (5) days after his, her or its receipt of the Redemption Notice.

(d)                                 Rights Following Redemption.  If Notice of Redemption shall have been duly given as provided in Section 4(b), and if, on the Redemption Date, funds necessary for such redemption have been deposited in trust with a bank or trust company, or have been set aside, in trust, by the Corporation, for the purpose of redeeming shares of the Series B, the shares of the Series B called for redemption shall, as of the close of business on the Redemption Date, no longer be transferable on the books of the Corporation and shall no longer be deemed to be outstanding, the right to receive dividends thereon shall cease to accrue, and all rights with respect to such shares so called for redemption shall terminate, except only the right of the holders thereof to receive, without interest thereon, upon surrender of the certificates for such shares (i) payment of the Redemption Price therefor, and (ii) a certificate representing any shares of Series B which were represented by the certificate or certificates delivered to the Corporation in connection with such redemption but which were not redeemed.

(e)                                  Insufficient Funds.  Subject to the rights of series of preferred stock which may from time to time come into existence, if funds of the Corporation legally available for redemption of shares of Series B on the Redemption Date are insufficient to redeem the shares of Series B called for redemption, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares who have submitted Acceptance Notices.  Subject to the rights of series of preferred stock which may from time to time come into existence, at any time thereafter when additional funds of the Corporation become legally available for the redemption of shares of Series B called for redemption, such funds will immediately be used to redeem the balance of the shares ratably among the holders of such shares who have submitted Acceptance Notices.

(f)                                    Escheat.  In case any holder of shares of the Series B which shall have been redeemed shall not, within three years of the date of redemption thereof, claim the amount deposited in trust for the redemption of such shares, the bank or trust company with which such funds were deposited, upon request of the Corporation, shall pay over to the Corporation such unclaimed amount and shall thereupon be relieved of all responsibility in respect thereof.  The Corporation shall not be required to hold the amount so paid over to it, or any amount theretofore set aside by it, in trust after such three-year period, separate and apart from its other funds, and thereafter the holders of such shares of the Series B shall look only to the Corporation for payment of the Redemption Price thereof, without interest.  All liability of the Corporation to any holder of shares of the Series B for payment of the Redemption Price for shares of the Series B called for redemption shall cease and terminate as of the close of business on the fourth anniversary of the redemption date for such shares.

(g)                                 Cancellation of Shares.  Shares of the Series B redeemed pursuant to this Section 4 shall be canceled by the Corporation and thereafter shall be authorized and unissued shares of preferred stock, undesignated as to series, subject to reissuance by the Corporation as shares of any series of preferred stock other than the Series B.

SECTION 5.                          AUTOMATIC CONVERSION

(a)                                  Conversion.  Each outstanding share of Series B shall be automatically converted on such date as there are fewer than 10,000 shares of the Series A-1 outstanding (the “Automatic Conversion Date”) into 212.1635 validly issued, fully paid and non-assessable shares of the Company’s Common Stock.

(b)                                 Surrender of Certificates.  Following the automatic conversion of Series B, the holder of each share of Series B shall surrender the certificate or certificates therefor, duly endorsed in blank at the principal office of the Corporation or its transfer agent, if any, or at such other office or offices, located in the United States as the Board of Directors shall designate by written notice to all holders of Series B shares. Shares of the Series B shall be deemed to have been converted as of the Automatic Conversion Date, and the person or persons entitled to receive the Conversion Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Conversion Stock on such date.

(c)                                  Fractional Shares.  No fractional shares of Common Stock are to be issued upon conversion.  The Corporation shall pay a cash adjustment out of surplus in respect to any fraction of a share which would otherwise be issuable, in an amount equal to $0.85 per share of Common Stock.

(d)                                 Deliveries.  As soon as practicable after receipt of the certificate or certificates for the Series B surrendered by each holder thereof, but in no event more than five (5) business days thereafter, the Corporation will deliver by Federal Express or other nationally recognized overnight delivery service to the address of each holder who surrendered a certificate or certificates representing the Series B:  (i) a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in such name or names and such denomination or denominations as the converting holder has specified, and (ii) payment of the amount payable under Section 5(c) with respect to such conversion.

SECTION 6.                          VOTING

(a)                                  Election of Directors.  Until there are no shares of Series B outstanding, in the election of directors of the Corporation, the holders of the Common Stock, the Series A-1 and the Series B shall be entitled to vote on the election of all of the directors as a single class with (i) each share of Common Stock entitled to one vote, (ii) each share of Series A-1 entitled to one vote for each share of Common Stock issuable upon conversion pursuant to Section 4 of that certain Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series A-1 Preferred Stock, Non-Redeemable Convertible Series (the “Series A-1 Designation”), and (iii) each share of Series B entitled to one vote for each share of Common Stock issuable upon conversion pursuant to Section 5 hereof.  Upon such date as there are no shares of Series B outstanding, the holders of the Common Stock and the Series A-1 shall thereafter be entitled to vote on the election of all of the directors as a single class with each share of Common Stock entitled to one vote, and each share of Series A-1 entitled to one vote for each share of Common Stock issuable upon conversion pursuant to Section 4 of the Series A-1 Designation.

(b)                                 Voting as a Separate Class.  The Corporation shall not, without the consent of the holders of at least a majority of the shares of the Series B then outstanding, voting as a separate class to the exclusion of all other classes:

(i)                                     create, authorize or issue any stock ranking equal to or senior to the Series B as to dividends or distributions, or any obligation or security convertible into shares of any such senior stock;

(ii)                                  amend, alter, change, or repeal any of the express terms of the Series B; or

(iii)                               pay any dividends to any holder of any class of capital stock of the Corporation.

(c)                                  Other Voting Rights.  The holders of the Series B shall be entitled to vote on all matters, other than those described above in clause (a) or (b) of this Section 6, in which holders of Common Stock and Series A-1 are entitled to vote, voting together with holders of the Common Stock and the Series A-1 as a single class with (i) each share of Common Stock entitled to one vote, (ii) each share of Series A-1 entitled to one vote for each share of Common Stock issuable upon conversion pursuant to Section 4 of the Series A-1 Designation, and (iii) each share of Series B entitled to one vote for each share of Common Stock issuable upon conversion pursuant to Section 5 hereof, in all cases as of the record date of such vote or, if no record date is specified, as of the date of such vote.  The holders of the Series B shall be entitled to receive all communications sent by the Corporation to the holders of Common Stock.

(d)                                 Except as provided in Section 6(b) or by Delaware law, holders of shares of the Series B shall not be entitled to vote as a separate class.

SECTION 7.                          REPLACEMENT CERTIFICATES.

(a)                                  Mutilated Certificate.  If any mutilated certificate of Series B is surrendered to the Corporation, the Corporation shall execute and deliver in exchange therefor a new certificate for

Series B of like tenor and principal amount, bearing a number not contemporaneously outstanding.

(b)                                 Destroyed, Lost or Stolen Certificate.  If there is delivered to the Corporation (i) evidence to its reasonable satisfaction of the destruction, loss or theft of any certificate of Series B and (ii) such reasonable security or indemnity as may be required by it to save it harmless, then, in the absence of notice to the Corporation that such certificate of Series B has been acquired by a bona fide purchaser, the Corporation shall execute and deliver in lieu of any such destroyed, lost or stolen certificate of Series B, a new certificate of Series B of like tenor and principal amount and bearing a number not contemporaneously outstanding.

(c)                                  Status of New Certificate.  Upon the issuance of any new certificate of Series B under this Section 7, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.  Every new certificate of Series B issued pursuant to this Section 7 in lieu of any destroyed, lost or stolen certificate of Series B, shall constitute an original additional contractual obligation of the Corporation, whether or not the destroyed, lost or stolen certificate of Series B shall be at any time enforceable by anyone.  Any new certificate for Series B delivered pursuant to this Section 7 shall be so dated that neither gain nor loss in interest shall result from such exchange.  The provisions of this Section 7 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen certificate of Series B.

SECTION 8.                          AMENDMENT AND WAIVER.  No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 9 hereof without the prior written consent of the holders of a majority of the shares of Series B outstanding at the time such action is taken.

SECTION 9.                          NOTICES.  Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).